Exhibit 99.1

Press Information 2211 H. H. Dow Way Midland, MI 48674 dow.com

Howard Ungerleider to Retire from Dow; Jeffrey L. Tate Named Chief Financial Officer

MIDLAND, MI – October 24, 2023 – Dow Inc. (NYSE: DOW) today announced that Howard Ungerleider has elected to retire from the Company to pursue new opportunities following 33 years of service with Dow. The Board of Directors has elected Jeffrey L. Tate to the role of chief financial officer, effective November 1, 2023.

Ungerleider most recently served as president and chief financial officer, having been elected president in March 2018, in preparation for the separation and creation of Dow Inc., and first assuming the role of chief financial officer on October 1, 2014. He will officially retire in January 2024, and will immediately begin working with Tate to ensure a smooth transition of leadership responsibilities.

Tate, 54, rejoins Dow following his service as executive vice president and chief financial officer of Leggett & Platt (NYSE: LEG) from September 2019 through June 2023.

Tate first joined Dow in 1992 and brings 27 years of prior Dow service in senior-level finance, operating and general management roles, including serving as vice president of finance for Dow Packaging & Specialty Plastics. In prior roles, he was chief audit executive leading Dow’s global internal audit and investigation activities and was also director of investor relations. Tate is a certified public accountant, with a Bachelor of Science in accounting from the University of Alabama. He is a member of the board of directors of Huntington Bancshares Incorporated (NASDAQ: HBAN), and also previously served on the Public Company Accounting Oversight Board’s (PCAOB) Standing Advisory Group.

“Jeff is a proven leader with tremendous strategic and financial capabilities, as well as trusted leadership,” said Jim Fitterling, Dow’s chair and chief executive officer. “We are excited to have Jeff back at Dow where his demonstrated track record of financial acumen, and his newly gained external perspectives will serve him and Dow well going forward.”

Ungerleider joined Dow in 1990 and his career has spanned a wide variety of commercial, business, financial, geographic, functional and enterprise-level leadership roles globally, including executive vice president of Dow’s Advanced Materials Division, president of Dow’s Performance Plastics Division, vice president of Investor Relations, and North American commercial vice president for Basic Plastics. Starting in Dow’s commercial development program and throughout his career, Ungerleider invested countless hours in mentoring employees, developing leaders, and advocating for Dow’s employee resource groups. An energetic internal and external leader, he currently chairs the Business Leaders of Michigan and serves on the board of directors of Kyndryl (NYSE: KD), the Michigan Baseball Foundation, and as a trustee of The Rollin M. Gerstacker Foundation.

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“The Board and I want to thank Howard for his years of service to Dow,” said Fitterling. “During his tenure as CFO, Howard has been an outstanding steward of Dow’s financial strategy including providing leadership through a critical phase of our transformation. He leaves a legacy across our global organization, and Dow will continue to build on the strong trajectory that he and his team have set for years to come. We thank him for the thoughtful transition with Jeff and for the incredible value he has delivered for Dow over the last three decades.”

About Dow

Dow (NYSE: DOW) combines global breadth; asset integration and scale; focused innovation and materials science expertise; leading business positions; and environmental, social and governance leadership to achieve profitable growth and help deliver a sustainable future. The Company’s ambition is to become the most innovative, customer centric, inclusive and sustainable materials science company in the world. Dow’s portfolio of plastics, industrial intermediates, coatings and silicones businesses delivers a broad range of differentiated, science-based products and solutions for its customers in high-growth market segments, such as packaging, infrastructure, mobility and consumer applications. Dow operates manufacturing sites in 31 countries and employs approximately 37,800 people. Dow delivered sales of approximately $57 billion in 2022. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

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For further information, please contact:

Investors:	Media:
Pankaj Gupta	Rachelle Schikorra
pgupta@dow.com	yschikorra@dow.com
+1 989-638-5265	+1 989-513-8598

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow